Exhibit 10.15

OFFICE LEASE

at

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Between

METROPOLITAN LIFE INSURANCE COMPANY (LANDLORD)

and

MANAGEMENT DYNAMICS, INC. (TENANT)

DATED: October 5, 1998

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01	BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:	One Meadowlands Plaza
East Rutherford, New Jersey 07073

(2)	LANDLORD AND ADDRESS:	Metropolitan Life Insurance
Company, a New York corporation
c/o Cushman & Wakefield of New Jersey,
Inc. at the Building, Suite 1100

(3)	TENANT AND CURRENT ADDRESS:

	(a) Name:	Management Dynamics, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073

	(b) State of incorporation:	New Jersey

(4)	DATE OF LEASE: The date hereof

(5)	LEASE TERM: Approximately five (5) years

(6)	COMMENCEMENT DATE: The date hereof

(7)	RENT COMMENCEMENT DATE: The forty third (43rd) day subsequent to the Commencement Date

(8)	EXPIRATION DATE: December 31, 2003

(9)	ANNUAL BASE RENT: One Hundred Three Thousand Seven Hundred Thirty Four Dollars ($103,734.00) payable in equal monthly installments of Eight Thousand Six Hundred Forty Four Dollars Fifty Cents ($8,644.50)

(10)	REAL ESTATE BROKER: CUSHMAN & WAKEFIELD OF NEW JERSEY, INC.

(11)	RENTABLE AREA OF THE BUILDING: approximately 400,000 square feet

(12)	RENTABLE AREA OF THE PREMISES: approximately 3,842 square feet

(13)	SECURITY DEPOSIT: Seventeen Thousand Two Hundred Eight Nine Dollars ($17,289.00)

(14)	FLOOR LOCATION OF PREMISES: 8th Floor

(15)	TENANT’S SHARE: .096%

(16)	TENANT’S USE OF PREMISES: General office use.

1.02	ENUMERATION OF EXHIBITS

The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A. Plan of Premises

EXHIBIT B. [Intentionally Omitted]

EXHIBIT C. Building Specifications

EXHIBIT D. Rules and Regulations

1.03	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity which is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant and the word “control” shall mean the ownership of not less then 50% of the outstanding common stock of the entity under control.

ADJUSTMENT YEAR: The calendar year commencing January 1, 1999.

BUILDING: The office building located at One Meadowlands Parkway, East Rutherford, New Jersey 07073.

COMMENCEMENT DATE: The date specified in Section 1.01(6) as the Projected Commencement Date, unless changed by operation of Article Two.

COMMON AREAS: All areas of the Real Property made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant Alterations which are cosmetic in natures and which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including, without limitation, its electrical, mechanical, plumbing, heating, ventilating, and air-conditioning, and security and life/safety systems.

DEFAULT RATE: Two percent (2%) above the rate then most recently publicly announced by The Chase Manhattan Bank, N.A. as its prime rate, as the same may fluctuate from time to time, but in no event higher than the maximum rate permitted by law.

ENVIRONMENTAL LAWS: Any Law governing the use, storage, disposal or generation of any Hazardous Material, including without limitation, the New Jersey Industrial Site Recovery Act and Spill Compensation and Control Act, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act of 1976, all as amended from time to time.

EXPIRATION DATE: The date specified in Section 1.01(7) as the Projected Expiration Date unless changed by operation of Article Two.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including, but not limited to, energy shortages or governmental preemption in connection with a national emergency, or by reason of government laws or any rule, order or regulation of any department or subdivision thereof or any governmental agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

HAZARDOUS MATERIAL: Such substances, materials and wastes which are or become regulated under any Environmental Law; or which are or become classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective directors, officers, agents and employees.

LAND: The parcels of real estate on which the Building is located.

LANDLORD WORK: None. Tenant has examined and inspected the Premises and Tenant agrees to accept the Premises in their condition existing on the Commencement Date, including the fixtures affixed, and Tenant understands and agrees that no materials whatever are to be furnished by Landlord and no work whatever is to be performed by Landlord in connection with the Premises or any part thereof.

LAWS: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Landlord’s or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time in accordance with the provisions contained in this Lease.

LEASE YEAR: The twelve month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

MONTHLY BASE RENT: The monthly rent specified in Section 1.01(8).

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property or Landlord’s interest therein.

NATIONAL HOLIDAYS: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Property (including, without limitation, the amortized portion of any capital expenditure or improvement, together with interest thereon, and the costs of changing utility service providers). Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Building, (ii) costs of capital improvements to the Building (except for the amortized portion of capital improvements installed for the purpose of reducing or controlling Operating Expenses or complying with applicable Laws), (iii) depreciation charges, (iv) interest and principal payments on loans (except for loans for capital improvements which Landlord is allowed to include in Operating Expenses as provided above), (v) ground rental payments, (vi) real estate brokerage and leasing commissions, (vii) advertising and marketing expenses, (viii) costs of Landlord reimbursed by insurance proceeds, (ix) expenses incurred in negotiating leases of other tenants in the Building or enforcing lease obligations of other tenants in the Building, including but not limited to rent concessions, legal fees, brokerage and advertising costs, space preparation costs (including work letters) or relocation costs, (x) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses, (xi) all amounts for services or materials paid to affiliates, subsidiaries or otherwise related entities to Landlord over and above current market amounts for the same services or materials, (xii) costs incurred in correcting defects to the Building or adding or deleting space from the Building, (xiii) repairs to the Building necessitated by condemnation or casualty, (xiv) any expense included by Landlord as an Operating Expense to the extent chargeable to another property of Landlord, (xv) financing or refinancing costs in connection with any mortgage, (xvi) costs for services provided to other tenants of the Building not provided to or available to Tenant, (xvii) costs incurred by Landlord in connection with a sale, transfer or other disposition of the Building or portion thereof, (xviii) costs incurred in connection with enforcement of other tenant leases in the Building, (xix) costs for overtime services provided to another tenant in the Building, (xx) costs incurred in connection with electrical surveys in the Building in connection with occupancy by others, (xxi) expenses incurred as a result of Landlord’s negligence or the negligence of Landlord’s agents, servants or employees, (xxiii) any bad debt or rent loss or reserves for either, (xxiv) fines, penalties and other charges attributable to violations by Landlord of any other Building lease or agreement, (xxv) any amount for which Landlord is reimbursed by any source (other than pursuant to an Operating Expense escalation provision in a lease), (xxvi) . If any Operating Expense, though paid in one year, relates to more than one calendar year, at option of Landlord such expense may be proportionately allocated among such related calendar years, and (xxvii) Taxes.

PREMISES: The space located in the Building described in Section 1.01(10) and depicted on Exhibit A attached hereto.

PROPERTY: The Building, the Land, any other improvements located on the Land, including, without limitation, any parking structures and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Storage Space Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENTABLE AREA OF THE BUILDING: 400,000 square feet, which represents the sum of the rentable area of all office space in Building.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in 1.01(10).

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount determined and/or re-determined by Landlord from time to time as being equal to one-twelfth (1/12th) of the estimated amount of Taxes and Operating Expenses owed by Tenant for an Adjustment Year. However, if any Mortgagee requires that Taxes be escrowed with it or paid at such times as would require a larger Rent Adjustment Deposit than provided for in the preceding sentence, then Landlord may require that the Rent Adjustment Deposit be in an amount and paid at times which would enable Landlord to satisfy the requirements of such Mortgagee.

SECURITY DEPOSIT: The funds specified in Section 1.01(11), if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M., Saturday from 8:00 A.M. to 1:00 P.M., excluding National Holidays, provided however, subject to a force majeure event, Tenant shall have access to the Building and Premises seven (7) days a week, twenty four (24) hours a day.

SUBSTANTIALLY COMPLETE: The completion of the Tenant Work, if any, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Property or any of its components, or any personal property used in connection therewith, which shall also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed or become a lien during such year, whether or not such taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state corporate franchise, transfer, succession, inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

TENANT ADDITIONS: Collectively, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions,

installations or construction in or to the Premises or any Real Property systems serving the Premises (whether done as part of Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.01(b).

TENANT WORK: All work installed or furnished to the Premises by Tenant.

TENANT’S SHARE: The percentage specified in Section 1.01(13) which represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building.

TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

ARTICLE TWO

PREMISES, TERM AND FAILURE TO GIVE POSSESSION

2.01	LEASE OF PREMISES

Subject to the execution even date herewith of a certain “Second Amendment To Agreement Of Lease” (the “Scitex Amendment”) by and between Landlord and Scitex America Corp. (“Scitex”) whereby, inter alia, a portion of the rentable area in the Building leased to Scitex is being surrendered by Scitex and recaptured by Landlord, such portion being the area comprising the Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of such possession.

2.02	FAILURE TO GIVE POSSESSION

If Landlord shall be unable to give possession of the Premises on the Projected Commencement Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the rent reserved and covenanted to be paid herein shall not commence until the Premises are made available to Tenant by Landlord, and no such failure to give possession on the Commencement Date shall affect the validity of this Lease or the obligations of Tenant hereunder. At the option of Landlord to be exercised within thirty (30) days of the delayed delivery of possession to Tenant, the Lease shall be amended so that the term shall be extended by the period of time possession is delayed.

2.04	AREA OF PREMISES

Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises and the Rentable Area of the Building as set forth in Article One are controlling, and are not subject to revision after the date of this Lease.

2.05	CONDITION OF PREMISES

Tenant represents and warrants to Landlord that Tenant has leased the Premises after a full and complete examination, inspection and investigation thereof, as well as its present uses and non-uses, and accepts the same “AS IS” (including attached fixtures) without any representation or warranty, expressed or implied, in fact or by law, by Landlord and without recourse to Landlord as to the nature, condition (including latent defects) or useability thereof or the use or uses to which the Premises or any part thereof may be put. Tenant acknowledges, represents and warrants that neither Landlord, nor any agent or representative of Landlord, has made and does not make, and Tenant is not relying upon any representations or warranties as to the physical condition, quality, value, utility or character or any other matter or thing relating to or affecting the Premises, including, without limitation, its usefulness for any particular purpose.

ARTICLE THREE

RENT

Commencing the Rent Commencement Date, Tenant agrees to pay to Landlord at the office specified in Section 1.01(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction, offset or abatement whatsoever, Rent, including, without limitation, Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord on the Rent Commencement Date. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE FOUR

RENT ADJUSTMENTS AND PAYMENTS

4.01	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments during the Term as follows:

(i) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses and Taxes attributable to any Adjustment Year (or portion thereof) monthly during the Term at the time when the Monthly Base Rent is due except the first installment which shall be paid by Tenant to Landlord on the Rent Commencement Date; and

(ii) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.02.

4.02	STATEMENT OF LANDLORD

As soon as feasible after the expiration of each calendar year of this Lease, Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(i) Operating Expenses and Taxes for the Adjustment Year;

(ii) The amount of Rent Adjustments due Landlord for the Adjustment Year, less credit for Rent Adjustment Deposits paid, if any; and

(iii) The Rent Adjustment Deposit due monthly in the calendar year next following the Adjustment Year including the amount or revised amount due for months prior to the rendition of the statement.

Tenant shall pay to Landlord within ten (10) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant if the Term has already expired provided Tenant, subject to applicable notice and cure periods, is not in default hereunder. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit to Tenant by reason of this Section 4.02. Landlord’s failure to deliver Landlord’s Statement or in computing the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable Adjustment Year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.03	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located) shall have the right, for a period of thirty (30) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in writing to Landlord’s Statement within sixty (60) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception.

4.04	PARTIAL OCCUPANCY

For purposes of determining Rent Adjustments for any Adjustment Year if the Building is not fully rented during all or a portion of any year, Landlord may make appropriate adjustments to the Operating Expenses for such Adjustment Year employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building been 95% occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Adjustment Year. In the event that the Real Property is not fully assessed for any year, then Taxes shall be adjusted to an amount which would have been payable in such year if the Real Property had been fully assessed, as determined by Landlord in its reasonable judgment. In the event any other tenant in the Building provides itself with a service which Landlord would supply under the Lease without an additional or separate charge to Tenant, then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant.

ARTICLE FIVE

SECURITY DEPOSIT

Tenant concurrently with the execution of this Lease shall pay to Landlord the Security Deposit. The Security Deposit may be applied by Landlord to cure any default of Tenant under this Lease, and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by paying to Landlord within ten (10) days of demand the amount so applied. Landlord shall not pay any interest on the Security Deposit. The Security Deposit shall not be deemed an advance payment of Rent, nor a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense of any action which Landlord may at any time commence against Tenant. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease. Upon the transfer of Landlord’s interest under this Lease, Landlord’s obligation to Tenant with respect to the security deposit shall terminate upon assumption of such obligation by the transferee. Further, to the extent Landlord maintains tenant security deposits for the Building in an interest bearing account, the Security Deposit will be similarly maintained with interest credited to Tenant to the same extent interest is credited to other tenants.

If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant after the following:

(a) the expiration of the Term of this Lease;

(b) the removal of Tenant and its property from the Premises;

(c) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; and

(d) the payment by Tenant of any outstanding Rent, including, without limitation, all Rent

Adjustments due pursuant to the Lease as computed by Landlord.

ARTICLE SIX

SERVICES

6.01	LANDLORD’S GENERAL SERVICES

(a) So long as the Lease is in full force and effect and Tenant has paid all Rent then due, Landlord shall furnish the following services:

(1)	heat, ventilation and air-conditioning in the Premises during Standard Operating Hours, as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business operations, subject to compliance with all applicable voluntary and mandatory Laws;

(2)	tempered and cold water for use in lavatories in common with other tenants from the regular supply of the Building;

(3)	customary cleaning and janitorial services in the Premises five (5) days per week, excluding National Holidays;

(4)	washing of the outside windows in the Premises, weather permitting, at intervals determined by Landlord; and

(5)	automatic passenger elevator service in common with other tenants of the Building and freight elevator service subject to reasonable scheduling by Landlord and payment of Landlord’s standard charges, as adopted from time to time.

(b) Wherever heat generating machines or equipment are used by Tenant in the Premises, the following additional provisions shall apply:

(1)	If the use of such machinery exceeds the limits established in Exhibit C thereby affecting the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load exceeds the standards set forth in Exhibit C, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance, repair and operation of such units.

(2)	Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises for purposes other than general office use, including the expenses of installation of a water line, meter and fixtures.

6.02	ELECTRICAL SERVICES

(a) The electricity used during the performance of janitorial service or the making of alterations or repairs in the Premises by Landlord shall be paid by Tenant. Tenant also agrees to purchase from Landlord or its agents at competitive prices fixed by Landlord for all tenants in the Building all lamps, bulbs, ballasts and starters used in the Premises, and to pay a reasonable installation charge for any such items installed by Landlord at Tenant’s request. Landlord reserves the right to provide electricity to Tenant and in such event Tenant agrees to purchase electricity from Landlord at Landlord’s then current charges. Tenant shall make no alterations or additions to the electric equipment or systems without the prior written consent of Landlord in each instance.

(b) If Premises are separately metered, Tenant shall make all necessary arrangements with the utility provider chosen by Landlord for furnishing, metering and paying for electricity furnished by it to Tenant and consumed on the Premises. Landlord shall permit Landlord’s wire and conduits, to the extent available and safely capable, to be used for such purposes.

(c) If the Premises are not separately metered for any reason, Tenant shall pay Landlord as additional Rent, in monthly installments at the time prescribed for monthly installments of Monthly Base Rent, an amount, reasonably estimated by Landlord from time to time, which Tenant would pay for such electricity if the same were separately metered to the Premises by the utility provider chosen by Landlord and billed to Tenant at such utility provider’s then current rates. As of the date hereof, Landlord and Tenant acknowledge and agree that such charge for electricity is equal to One Dollar Thirty Five Cents ($1.35) per rentable square foot of the Premises

6.03	ADDITIONAL AND AFTER-HOUR SERVICES

At Tenant’s request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.01, if Landlord can reasonably do so, on the terms set forth herein. Tenant shall deliver to Landlord a written request for such additional services or utilities prior to 2:00 P.M. on Monday through Friday (except National Holidays) for service on those days, and prior to 2:00 P.M. on the last business day prior to Saturday, Sunday or a National Holiday. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates for such services and utilities. If Tenant shall fail to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional services.

6.04	TELEPHONE SERVICES

All telegraph, telephone, and electric connections which Tenant may desire shall be first reasonably approved by Landlord in writing, before the same are installed, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord. Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, repair and maintenance in the Building and to restrict and control access to telephone cabinets. In the event Landlord designates a particular vendor or vendors to provide such cable installation, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all reasonable costs incurred in connection with the installation of telephone cables and related wiring in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and related wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s reasonable costs in connection therewith). Upon the Termination Date, Tenant agrees to remove all telephone cables and related wiring installed by Tenant for and during Tenant’s occupancy, which Landlord shall request Tenant to remove. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone service to the Premises and the Building.

6.05	DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including, without limitation, changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Building shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. In no event shall Landlord be liable to Tenant for any consequential damages. Notwithstanding the foregoing, however, in the event services supplied by Landlord are interrupted, suspended or materially curtailed, Landlord agrees to use due diligence and commercially reasonable efforts to restore such services as promptly as possible further provided that in the event the interruption, suspension or curtailment is the result of Landlord’s act, and Tenant cannot use or enjoy the Premises and conduct business therefrom as contemplated by this Lease for five (5) consecutive business days after written notice thereof to Landlord, Tenant’s Annual Base Rent shall be suspended until the Premises are again available for Tenant to use and enjoy and conduct business.

6.06	CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including, without limitation, electrical service, gas service, water and technical services) to the Building, the Premises and/or its occupants. Landlord shall endeavor to give Tenant not less than thirty (30) days notice of any scheduled change. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01	POSSESSION AND USE OF PREMISES

(a) Tenant shall be entitled to possession of the Premises on the Commencement Date. Tenant shall occupy and use the Premises only for the uses specified in Section 1.01(14) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules and regulations of the Building set forth in Article Eighteen; or (4) would tend to create or continue a nuisance.

(b) Tenant and Landlord shall each comply with all Environmental Laws concerning the proper storage, handling and disposal of any Hazardous Material with respect to the Property. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant shall indemnify, defend, protect and hold harmless the Indemnitees from any and all loss, claim, expense, liability and cost (including attorneys’ fees) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Lease Term by any party other than Landlord. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Property depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

7.02	LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform janitorial and other services, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including, without limitation, all alterations, improvements and additions in connection with a change in service provider or providers). Janitorial and cleaning services shall be performed after normal business hours. Any entry or work by Landlord may be during normal business hours (except in the event of an emergency with respect to which any entry or work may be done at any time) and Landlord shall use commercially reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises, except in cases of an emergency. Landlord shall also use commercially reasonable efforts to ensure that any installations made by Landlord within the Premises, including but not limited to piping, are concealed or boxed.

(b) If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor (if during such entry Landlord or Landlord’s agent shall accord reasonable care to Tenant’s property), and without relieving Tenant of any obligations under this Lease.

(c) Upon reasonable advance notice to Tenant, and if reasonably feasable, with a representative of Tenant present (other than in an emergency), Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.02(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of Tenant, or otherwise.

7.03	QUIET ENJOYMENT

Landlord covenants that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the rights of any Mortgagee or ground lessor.

7.04	COMPLIANCE WITH LAWS

Tenant shall comply with and execute at its own expense during and throughout the term of this Lease, all Laws, ordinary or extraordinary, foreseen or unforeseen, concerning the Premises, its occupancy or use thereof, or its physical condition, however, Landlord agrees that unless a requirement is imposed that is caused by Tenant’s specific use or specific manner of use of the Premises or from an alteration performed by Tenant, Tenant shall have no obligation hereunder to perform any alterations to the Premises which are required to be made on a Building-wide basis in order to comply with laws, orders, or regulations of governmental authorities, or any directives of a public officer. Further, Landlord agrees that it shall cure any violation affecting the Premises or the Building that, as a result of Landlord’s act, would prevent or postpone Tenant from pursuing Tenant’s Work or Tenant’s use and enjoyment of the Premises as contemplated by the Lease. Landlord also agrees that it will, using diligent and commercially reasonable efforts, seek to cause to be cured any violation affecting the Premises or the Building resulting from the act of another, other than Tenant.

7.05	PERMITS

Notwithstanding anything to the contrary contained in this Lease, Tenant shall be responsible, at Tenant’s expense, for obtaining any and all licenses, permits, authorization and approvals which may be required by any Law to be obtained for the proper and lawful conduct of Tenant’s business in the Premises.

ARTICLE EIGHT

MAINTENANCE

8.01	LANDLORD’S MAINTENANCE

Subject to the provisions of Article Fourteen, Landlord shall maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, and air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.04. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley.

8.02	TENANT’S MAINTENANCE

Subject to the provisions of Article Fourteen, Tenant, at its expense, shall keep and maintain the Premises and all Tenant Additions in good order, condition and repair and in accordance with all Laws and Environmental Laws. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises and replace or repair all damaged or broken glass in the interior of the Premises, fixtures or appurtenances. Any repairs or maintenance shall be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 8.02, Landlord may, in its sole discretion and upon 72 hours prior notice to Tenant (except without notice in the case of emergencies), perform the same, and Tenant shall pay to Landlord any reasonable costs or expenses incurred by Landlord upon demand.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01	TENANT’S ALTERATIONS

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1)	Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from engineers reasonably acceptable to Landlord stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, including, without limitation, the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, and the fire and life safety systems in the Building, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(2)	Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. In connection with completion of any Tenant Alterations, other than Tenant Alterations made for Tenant’s initial use and occupancy of the Premises when no construction fee shall be required, Tenant shall pay Landlord a construction fee [at then prevailing rates for comparable jobs at comparable buildings in Northern New Jersey but in no event to exceed four (4%) percent of any such Tenant Alteration] and all elevator and hoisting charges at Landlord’s then standard rate. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or any Mortgagee.

(3)	Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Additions whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request.

9.02	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01	ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least sixty (60) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within thirty (30) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Building. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet or assigned.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i) the business reputation or creditworthiness of any proposed assignee is not acceptable to Landlord; or

(ii) in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Building or Landlord; or

(iii) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.01 of the Lease or would violate the provisions of any other leases of tenants in the Building; or

(iv) the proposed assignee or sublessee is either a governmental agency, a school or similar operation, or a medical related practice; or

(v) the proposed sublessee or assignee is a bona fide prospective tenant of Landlord in the Building as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or

(vi) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

In no event shall Landlord be obligated to consider a consent to any proposed (i) sublease of the Premises or assignment of the Lease if, subject to applicable notice and cure periods, a Default then exists under the Lease, or a fact or condition exists, which but for the giving of notice or the passage of time would constitute a Default, or (ii) assignment of the Lease which would assign less than the entire Premises. In the event Landlord wrongfully withholds its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such sublease or assignment.

(c) If Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.02, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.01. Any approved sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any such subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of such obligations and liabilities. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease or assignment shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases.

(d) For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

(e) Notwithstanding anything to the contrary contained in this Article Ten, Tenant shall have the right, without the prior written consent of Landlord, to sublease the Premises to an Affiliate or to assign this Lease to an Affiliate or the assignment of this Lease or the sublease of the Premises to any successor to the business of Tenant by virtue of a merger, consolidation, sale of all or substantially all of Tenant’s assets or stock but (i) no later than fifteen (15) days prior to the effective date of the assignment or sublease, the assignee or sublessee shall execute documents satisfactory to Landlord to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease, except in the case of any assignment which occurs by operation of law (and without a written assignment) as a consequence of merger, consolidation or non-bankruptcy reorganization; (ii) within ten (10) days after the effective date of such assignment or sublease, give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises; and (iii) within fifteen (15) days after Landlord’s request, such documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to an Affiliate. In the case of a permitted transfer pursuant to this clause (e), any subsequent transaction whereby such Affiliate of Tenant shall cease to be an Affiliate of Tenant shall, unless in connection with another permitted transfer, constitute an assignment requiring Landlord’s prior written consent pursuant to this Article 10.

10.02	RECAPTURE

Except as provided in Section 10.01(e) Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this Section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.03	EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, seventy-five percent (75%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) advertising for subtenants or assignees; (3) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (4) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs will be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.04	TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from and shall remain jointly and severally primarily liable for any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.05	ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

10.06	ADMINISTRATIVE FEE

As a further condition of Landlord’s consent to an assignment or subletting, Tenant shall pay Landlord, as additional rent at the time such consent is requested, a fee of One Thousand Dollars ($1,000.00) to cover Landlord’s administrative costs in connection with such transaction, which fee shall include Landlord’s legal fees.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within ten (10) days after the date when due;

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and fails to cure such default within twenty (20) days after written notice thereof to Tenant (unless the default involves a hazardous condition, which shall be cured forthwith, or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period), except that if any default cannot be cured within such twenty (20) day period and Tenant diligently commences and in good faith continuously pursues a cure within such twenty (20) day period, such period to cure shall be extended for a period not to exceed sixty (60) days;

(iii) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(v) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors;

(vi) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within sixty (60) days;

(vii) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within sixty (60) days;

(viii) upon the dissolution of Tenant;

(ix) upon the third occurrence within any Lease Year that Tenant fails to pay Rent when due or has breached a particular covenant of this Lease (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period); or

(ix) Tenant having vacated or abandoned the Premises.

11.02	LANDLORD’S REMEDIES

(a) If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct and cumulative: (i) Landlord may terminate this Lease by giving Tenant notice of Landlord’s election to do so, in which event, the term of this Lease shall end and all of Tenant’s rights and interests shall expire on the date stated in such notice, but Tenant shall nevertheless remain liable for the payment of Rent and all other sums due, payable and/or owing by it hereunder, which obligations shall expressly survive the termination of this Lease; (ii) Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date specified in such notice; or (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all monies due or to become due for the balance of the Term from Tenant under any of the provisions of this Lease.

(b) (1) In the event that Landlord terminates this Lease or Tenant’s right to possession, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty, Rent for the balance of the Term, plus all of Landlord’s expenses of reletting, including without limitation, repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions (collectively, the “Reletting Expenses”), discounted to net present value at an interest rate equal to two (2%) percent above the prime rate of interest charged by Chase Manhattan Bank, or its successor.

(2)	No termination of this Lease by Landlord as provided herein shall relieve Tenant of its liability and obligations under this Lease, and such liability and obligations shall survive any such termination. In the event of any such termination, whether or not the Premises shall have been relet, Tenant shall pay to Landlord each month the Monthly Base Rent, Rent Adjustment Deposits, and other payments required to be paid by Tenant up to the time of such termination, and thereafter Tenant, until the end of what would have been the term of this Lease in the absence of such termination, shall be liable to Landlord for, and shall pay to Landlord each month:

(i) The amount of the Monthly Base Rent, Rent Adjustment Deposits, and other payments which would be payable under this Lease by Tenant if this Lease were still in effect together with any and all costs, of any kind or nature whatsoever, paid or incurred by Landlord as a result of such termination, which costs shall be payable by Tenant forthwith, less

(ii) The net proceeds, if any, of any reletting, after deducting all of Landlord’s expenses in connection with such reletting, including all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, repairs and other expenses of preparation for such reletting.

Tenant shall pay such current damages (herein called the “deficiency”) to Landlord monthly on the days on which the Monthly Base Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise. However, if Landlord in its sole discretion so elects, at any time after any such termination, Tenant shall pay to Landlord, within thirty (30) days of Landlord’s demand therefor, as and for liquidated and agreed final damages for Tenant’s default, an amount equal to the difference between the Rent and other payments reserved hereunder for the unexpired portion of the term of this Lease and the then fair and reasonable rental value of the Premises for the same period. If the whole or any part of the Premises be relet by Landlord for the unexpired term of this Lease or any portion thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed the fair and reasonable rental value for the whole or part of the Premises so relet during the term of the reletting. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount be greater, equal to, or less than the amount of the differences referred to above.

(c) In the event Landlord proceeds pursuant to subparagraph (a)(ii) above, Landlord may, but shall not be obligated to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are reasonably acceptable to Landlord. For purposes of such reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary or desirable. If the Premises are relet and the consideration realized therefrom after payment of all Landlord’s Reletting Expenses, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay Landlord upon demand any such deficiency monthly. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(d) In the event a Default occurs, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s property, fixtures, furnishings, signs and other evidences of tenancy, and take and hold such property; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the Termination Date, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

11.03	ATTORNEY’S FEES

Tenant shall pay upon demand, all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in enforcing Tenant’s performance of its obligations under this Lease, or resulting from Tenant’s Default.

11.04	BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

ARTICLE TWELVE

SURRENDER OF PREMISES

12.01	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, and damage caused by Landlord or insured casualty excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant and Tenant’s trade fixtures, including, subject to Section 6.04, cabling for any of the foregoing. Tenant shall be entitled to remove such Tenant Additions which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant Additions as required by Landlord, including, any Tenant Additions containing Hazardous Materials. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Additions which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. Tenant shall also be required to close any staircases or other openings between floors. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.02	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(d). Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date. Notwithstanding anything to the contrary set forth in Section 12.01 of this Lease, if any of the restoration to be performed by Tenant involves or may involve the structural integrity of the Building, or any of the Building’s systems, including, without limitation, its electrical, mechanical, plumbing, heating, ventilating, and air-conditioning, and security and life/safety systems, then at Landlord’s election, such work shall be performed by Landlord’s contractors, at competitive prices, and Tenant shall reimburse Landlord for the cost of such work.

ARTICLE THIRTEEN

HOLDING OVER

Tenant shall pay Landlord the greater of (i) double the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) or, (ii) double the fair market rental value of the Premises as reasonably determined by Landlord for each month or portion thereof that Tenant retains possession of the Premises, or any portion thereof, after the Termination Date (without reduction for any partial month that Tenant retains possession). Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance. If Tenant retains possession of the Premises, or any part thereof for thirty (30) days after the Termination Date then at the sole option of Landlord expressed by written notice to Tenant, but not otherwise, such holding over shall constitute a renewal of this Lease for a period of one (1) year on the same terms and conditions (including those with respect to the payment of Rent) as provided in this Lease, except that the Monthly Base Rent for such period shall be equal to the greater of (i) 200% of the Monthly Base Rent payable during the month preceding the Termination Date, or (ii) 150% of the monthly base rent then being quoted by Landlord for similar space in the Building.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01	SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to Substantially Complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to Substantially Complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored.

(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.02	INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to Substantially Complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. [Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01 (d)(i) above.]

14.03	RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01	TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Proportionate Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.03	COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01	TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance for an amount of not less than One Million and No/100 Dollars ($1,000,000.00), both in accordance with the laws of the State of New Jersey; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all equipment, installations, fixtures and contents of the Premises in the event of loss and any such policy shall contain a provision requiring the insurance carriers to waive their rights of subrogation against Landlord; (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord or any Mortgagee reasonably requires.

16.02	FORM OF POLICIES

Each policy referred to in 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of New Jersey reasonably satisfactory to Landlord and any Mortgagee, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to Landlord and any Mortgagee, and (v) shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.03	LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of New Jersey on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct and Tenant shall have no right to any proceeds obtained or received by Landlord with respect to any such insurance.

16.04	WAIVER OF SUBROGATION

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of New Jersey, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of New Jersey, in its “All Risks” insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 16.04 (c) for loss or damage to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered or coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.05	NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE SEVENTEEN

WAIVER OF CLAIMS AND INDEMNITY

17.01	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the willful and wrongful act of any of the Indemnitees. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the willful, negligent or wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days of demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.02	INDEMNITY BY TENANT

To the extent permitted by law, Tenant agrees to indemnify, protect, defend and hold the Indemnitees harmless against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful or negligent act of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises, but only to the extent of Landlord’s liability, if any, in excess of amounts, if any, paid to Landlord under insurance covering such claims or liabilities. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.01	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit D attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.02	ENFORCEMENT

Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit D or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Building in a uniform and non-discriminatory manner. Tenant shall pay to Landlord all damages caused by Tenant’s failure to comply with the provisions of this Article Eighteen and shall also pay to Landlord as additional Rent an amount equal to any increase in insurance premiums caused by such failure to comply.

ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term, and at all times during the Term to prospective lenders, parties, joint venturers, purchasers or other interested parties; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit

Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01	IN GENERAL

Within fifteen (15) days after request therefor by Landlord, any Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof) and that all sums, if any, required to be paid by Landlord to Tenant on account of Tenant Additions have been paid in full; (vi) that the Premises have been completed in accordance with the terms and provisions hereof, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; (vii) that if an assignment of rents or leases has been served upon Tenant by any Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to any Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; (ix) the Commencement Date and Expiration Date; and (x) to any other information reasonably requested.

20.02 ENFORCEMENT

In the event that Tenant fails to deliver an Estoppel Certificate. then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord. Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such Estoppel Certificate.

ARTICLE TWENTY-ONE

RELOCATION OF TENANT

At any time after the date of this Lease. Landlord may substitute for the Premises. other premises in the Building [Note: in multi-building projects. substitute “Project for “Building”] (the “New Premises”). in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease, provided that (i) the New Premises shall be substantially similar to the Premises in quality. view, area and configuration; (ii) if Tenant is then occupying the Premises, Landlord shall pay the actual and reasonable expenses of physically moving Tenant. its property and equipment to the New Premises; (iii) Landlord shall give Tenant not less than sixty (60) days’ prior written notice of such substitution; (iv) Landlord. at its expense. shall improve the New Premises with improvements substantially similar to those in the Premises at the time of such substitution. if the Premises are then improved; and (v) the Annual Base Rent shall remain the same as that for the Premises.

ARTICLE TWENTY-TWO

REAL ESTATE BROKERS

Tenant represents that. except for Cushman & Wakefield of New Jersey. Inc. Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease. and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify. protect. defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Neither Landlord or Tenant shall be responsible for the payment of all commissions to the broker. if any, specified in this Article. it being understood that Scitex America Corp. (“Scitex”). the previous occupant of the Premises, shall be liable for same in accordance with a separate agreement entered into between Scitex and such broker.

ARTICLE TWENTY-THREE

MORTGAGEE PROTECTION

23.01	SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, any Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

23.02	MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the rent or shorten the term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE TWENTY-FOUR

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered (but only by Landlord to Tenant), sent by Federal Express or other overnight courier service, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed below:

(1)	Notices to Landlord shall be addressed:

Cushman & Wakefield of New Jersey, Inc.

One Meadowlands Plaza / Suite 1100

East Rutherford, New Jersey 07073

Attention: Office Manager

with a copy to the following:

Metropolitan Life Insurance Company

200 Park Avenue / 12th Floor

New York, New York 10166

Attention: Vice President

(2)	Notices to Tenant shall be addressed:

Management Dynamics, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, New Jersey 07073

Attention: Office Manager

with copies to the following:

John Preuninger, President

Management Dynamics, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, New Jersey 07073

(of default notices only)

Cole, Schotz, Meisel, Forman & Leonard

25 Main Street

Hackensack, New Jersey 07602

Attention: Marc R. Berman, Esquire

(c) If notices, demands or requests are sent by registered or certified mail, said notices, demands or requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of notice, demand or request sent.

Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant or in the case of delivery by Federal Express or other overnight courier service, notices shall be effective upon acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant.

(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

[Intentionally Omitted]

ARTICLE TWENTY-SIX

MISCELLANEOUS

26.01	LATE CHARGES

All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) days after Landlord’s demand therefor. All such amounts (including, without limitation Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect or the date such payment was due.

26.02	WAIVER OF JURY TRIAL

As a material inducement to Landlord to enter into this Lease, Tenant hereby waives its right to a trial by jury of any issues relating to or arising out of its obligations under this Lease or its occupancy of the Premises. Tenant acknowledges that it has read and understood the foregoing provision.

26.03	DEFAULT UNDER OTHER LEASE

It shall be a Default under this Lease if Tenant or any Affiliate holding any other lease with Landlord for premises in the Building defaults under such lease and as a result thereof such lease is terminated or terminable.

26.04	OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, except that it shall, after execution by Tenant, constitute an irrevocable offer on the part of Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.05	TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

26.06	ENTIRE AGREEMENT

This Lease, the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If any Mortgagee requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other substantial and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

26.08	EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of Landlord, or Landlord’s officers or directors.

26.09	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, provided that all of Landlord’s obligations hereunder are specifically assumed by the buyer or transferee.

26.11	BINDING EFFECT

This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.12	CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13	APPLICABLE LAW

This Lease shall be construed in accordance with the laws of the State of New Jersey. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.14	ABANDONMENT

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises, and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.02(a) hereof, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.16	ENVIRONMENTAL MATTERS

(a) (i) Tenant represents and warrants that it is not an “Industrial Establishment” as that term is defined in the Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq., as same may be amended from time to time (the “Act”). Tenant shall not do or suffer anything that will cause it to become an Industrial Establishment under the Act during the Term. Landlord may from time to time require Tenant at Tenant’s sole expense to provide proof satisfactory to Landlord that Tenant is not an Industrial Establishment. In the event that Tenant now is or hereafter becomes an Industrial Establishment (which event shall cause Tenant to be in default under this Lease) Tenant shall comply with all conditions set forth below.

(ii) Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with all of the terms and provisions of the Act and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by the Department of Environmental Protection (“DEP”). (The Act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter collectively referred to as “ISRA”). Without limiting the foregoing, upon Landlord’s request therefor, and in all events no later than sixty (60) days prior to “closing, terminating or transferring operations” (as said terms are defined in ISRA) which would be subject to an obligation to comply with ISRA if an industrial establishment is present at the Premises, Tenant, at its sole cost and expense, shall provide Landlord with a true copy of:

(A) an opinion letter from DEP (or such other agency or body which shall then have jurisdiction over ISRA matters) in form satisfactory to Landlord’s counsel, stating that ISRA does not apply to Tenant, Tenant’s use and occupancy of the Premises and to the closing, terminating or transferring of operations at the Premises; or

(B) a Negative Declaration (as said term is defined in ISRA) duly approved by DEP (or such other agency or body then having jurisdiction over ISRA matters); or

(C) a Remedial Action Workplan (as said term is defined in ISRA) duly approved by DEP (or such other agency or body then having jurisdiction over ISRA matters).

(iii) Nothing contained in this Section shall be construed as limiting Tenant’s obligation to otherwise comply with ISRA.

(iv) In the event Tenant complies with subparagraph (a) (ii) of this Section 26.16 by obtaining an approved Remedial Action Workplan, Tenant agrees that it shall, at its sole cost and expense:

(A) post any financial guarantee or other assurance required to secure implementation and completion of such Remedial Action Workplan; and

(B) promptly implement and diligently prosecute to completion said Remedial Action Workplan in accordance with the schedule contained therein or as may otherwise be ordered or directed by DEP or such other agency or body which shall then have jurisdiction over such Remedial Action Workplan. Tenant expressly understands, acknowledges and agrees that Tenant’s compliance with the provisions of this subparagraph (iv) may require Tenant to expend or do acts after the expiration or termination of the Term and Tenant shall not be excused therefrom. Any remediation conducted at the Premises by Tenant under ISRA or otherwise shall be to the most stringent standard applicable to ISRA and shall not involve alternative standards, institutional or engineering controls.

(v) Within ten (10) days after a written request by Landlord or any Mortgagee, Tenant shall deliver to Landlord and the Mortgagee, if any, a duly executed and acknowledged affidavit of Tenant’s chief executive officer, certifying:

(A) the proper four digit Standard Industrial Classification Number relating to Tenant’s then current use of the Premises (Standard Industrial Classification Number to be obtained by reference to the then current Standard Industrial Classification Manual prepared and published by the Executive Office of the President, Office of Management and Budget or the successor to such publication); and

(B) (i) that Tenant’s then current use of the Premises does not involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Material on the site, above ground or below ground, or (ii) that Tenant’s then current use does involve the presence of Hazardous Material, in which event, said affidavit shall describe in complete detail Tenant’s operations which involves the presence of Hazardous Material. Such description shall, inter alia, identify each Hazardous Material and describe the manner in which Tenant generated, handled, manufactured, refined, transported, treated, stored, and/or disposed of same. Tenant shall supply Landlord and the Mortgagee, if any, with such additional information relating to the presence of Hazardous Material as Landlord or its Mortgagee requests (nothing contained in this subsection (B) shall be deemed or construed to permit Tenant to use Hazardous Material).

(vi) without limiting the foregoing, Tenant agrees:

(A) at its sole cost and expense, to promptly discharge and remove any lien or encumbrance against the Premises, or any other property owned or controlled, in whole or in part, by Landlord imposed due to Tenant’s failure to comply with ISRA, and

(B) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liability, penalty, loss, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to attorney’s fees and other costs of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant’s failure or inability, for any reason whatsoever, to observe or comply with ISRA and/or provisions of this subparagraph 26.16(a).

(vii) Tenant agrees that each and every provision of this subparagraph 26.16(a) shall survive the expiration or early termination of the Term. The parties hereto expressly acknowledge and agree that Landlord would not enter into this Lease but for the provisions of this subparagraph 26.16(a) and the aforesaid survival thereof.

(b) (i) Tenant agrees that it shall, at its sole cost and expense, observe, comply and fulfill all of the terms and provisions of the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., as the same may be amended from time to time and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said act by DEP, any subdivision or bureau thereof or governmental or quasi-governmental agency or body having jurisdiction thereof (said act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter in this subparagraph 26.16(b) collectively referred to as the “Spill Act”).

(iii) Without limiting the foregoing, Tenant agrees:

(A) that it shall not do, omit to do or suffer the commission or omission of any act which is prohibited by or may result in any liability under the Spill Act, including without limitation, the discharge of petroleum products or other hazardous substances (as said terms are defined in the Spill Act); and

(B) whenever the Spill Act requires the “owner or operator” to do any act, Tenant shall do such act and fulfill all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free of all expenses and obligations arising from or in connection with compliance with the Spill Act.

(iii) Without limiting the foregoing, Tenant agrees:

(A) at its sole cost and expense, to promptly discharge and to remove any lien or any encumbrance against the Premises, or any other property owned or controlled, in whole or in part, by Landlord, imposed by Tenant’s failure to comply with the Spill Act; and

(B) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liability, penalty, loss, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to attorneys’ fees and other expenses of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant’s failure or inability, for any reason whatsoever, to observe or comply with the Spill Act and/or the provisions of this subparagraph 26.16(b).

(iv) Tenant agrees that each and every provision of this subparagraph 26.16(b) shall survive the expiration or earlier termination of the Term. The parties hereto expressly agree and acknowledge that Landlord would not enter into this Lease but for the provisions of this subparagraph 26.16(b) and the aforesaid survival thereof.

(c) (i) Tenant agrees that it shall, at its sole cost and expense, promptly comply with all Environmental Laws applicable to its business and properties, wheresoever located, or the Premises. Without limiting the foregoing, Tenant agrees:

(A) that it shall not allow to occur any action or omission which is prohibited by or may result in any liability under any Environmental Law;

(B) whenever any Environmental Law requires any action of either or both of the owner or operator of the Premises, Tenant shall fulfill all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free of all expenses or obligations arising from or in connection with compliance with any Environmental Law and Tenant shall bear all such expenses and obligations as if it were the sole owner and operator of the Premises.

(ii) Without limiting the foregoing, Tenant agrees:

(A) at its sole cost and expense to promptly discharge and remove any lien or encumbrance against the Premises or any property owned or controlled in whole or in part by Landlord, imposed by reason of Tenant’s failure to comply with any Environmental Law or any provision of this subparagraph 26.16(c).

(B) to defend (with counsel approved by Landlord), indemnify and hold Landlord harmless from and against any and all liabilities, penalties, losses, expenses, damages, costs, claims, causes of actions, judgments and/or the like, of whatever nature, including but not limited to attorneys’ fees and other expenses of litigation or preparation therefor, including any action brought under this subparagraph 26.16(c), to the extent such costs arise from or in connection with Tenant’s failure to comply with any Environmental Law or any provision of this subparagraph 26.16(c).

(iii) Within ten (10) days after a written request by Landlord or any Mortgagee, Tenant shall deliver to Landlord and the Mortgagee, if any, a fully executed acknowledged affidavit of Tenant’s chief executive officer, certifying that Tenant is not in violation of any Environmental Law. Tenant shall supply Landlord and the Mortgagee, if any, with all information relating to any alleged or actual violation of any Environmental Law as Landlord or Mortgagee reasonably requests within ten (10) days of a written request for such information.

(iv) Tenant agrees that each and every provision of this subparagraph 26.16(c) shall survive the expiration or earlier termination of the Term. The parties hereto expressly agree and acknowledge that Landlord would not enter into this Lease but for the provisions of this subparagraph 26.16(c) and the survival thereof.

(d) Without limitation of any of the provisions of this Section 26.16, Tenant shall not store, generate, manufacture, produce, treat, dispose of, release or discharge on, under or about the Premises any Hazardous Material.

26.17	RIDERS

All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01(4) hereof.

LANDLORD:		TENANT:

METROPOLITAN LIFE INSURANCE COMPANY		MANAGEMENT DYNAMICS, INC.

By:		By:	John W. Preuninger
Its:	A.V.P.	Its:	President
John W. Preuninger

EXHIBIT A

PLAN OF PREMISES

Exhibit A - 1

EXHIBIT B

[Intentionally Omitted]

Exhibit B - 1

EXHIBIT C

BUILDING SPECIFICATIONS

Exhibit C - 1

EXHIBIT D

RULES AND REGULATIONS

(1)	No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Premises and if visible from the outside or public corridors within the Building shall be installed in such manner and be of such character and style as Landlord shall approve in writing.

(2)	Tenant shall not use the name of the Building for any purpose other than Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence.

(3)	No article which is explosive or inherently dangerous is allowed in the Building.

(4)	Tenant shall not represent itself as being associated with any company or corporation by which the Building may be known or names.

(5)	Sidewalks, entrances, passages, courts, corridors, halls, elevators and stairways in and about the Premises shall not be obstructed.

(6)	No animals (except for dogs in the company of a blind person), pets, bicycles or other vehicles shall be brought or permitted to be in the Building or the Premises.

(7)	Room-to-room canvasses to solicit business from other tenants of the Building are not permitted; Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates any code of ethics by any recognized association or organization pertaining to such business, profession or activities.

(8)	Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems.

(9)	No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks. Tenant may not install any locks without Landlord’s prior approval.

(10)	Tenant assumes full responsibility of protecting the Premises from theft, robbery and pilferage; the Indemnitees shall not be liable for damage thereto or theft or misappropriation thereof. Except during Tenant’s normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured. All corridor doors shall remain closed at all times. If Tenant desires telegraphic, telephones, burglar alarms or other electronic mechanical devices, Landlord will, upon request direct where and how connections and all wiring for such services shall be installed and no boring, cutting or installing of wires or cables is permitted without Landlord’s approval.

(11)	Except with the prior approval of Landlord, all cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Building personnel.

(12)	The weight, size and location of safes, furniture, equipment, machines and other large or bulky articles shall be subject to Landlord’s approval and shall be brought to the Building and into and out of the Premises at such times and in such manner as Landlord shall direct and at Tenant’s sole risk and cost. Prior to Tenant’s removal of any of such articles from the Building, Tenant shall obtain written authorization of the Office of the Building and shall present such authorization to a designated employee of Landlord.

(13)	Tenant shall not overload the safe capacity of the electrical wiring of the Building and the Premises or exceed the capacity of the feeders to the Building or risers.

(14)	To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

(15)	Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Tenant may install and maintain vending machines, coffee/beverage stations and food warming equipment and eating facilities for the benefit of its employees or guests, provide the same are maintained in compliance with applicable laws and regulations and do not disturb other tenants in the Building with odor, refuse or pests.

(16)	Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

(17)	No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent.

(18)	Tenant shall at all time maintain the window blinds in the lowered position, though Tenant may keep the louvers open.

(19)	Tenant shall only use the freight elevator for mail carts, dollies and other similar devices for delivering material between floors that Tenant may occupy.

(20)	No smoking, eating, drinking, loitering or laying is permitted in the Common Area except in designated areas.

(21)	Landlord may require that all persons who enter or leave the Building identify themselves to security guards, by registration or otherwise. Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Building. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

(22)	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency and shall cooperate and participate in all reasonable security and safety programs affecting the Building.

COMMENCEMENT DATE AGREEMENT

THIS AGREEMENT (“Agreement”) made as of the 8th day of August, 2000, by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation having its principal place of business at One Madison Avenue, New York, New York 10010 (“Landlord”) and Celarix, Inc., a Delaware Corporation having an office at One Meadowlands Plaza, East Rutherford, New Jersey 07073 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant (by its predecessor-in-interest, (Management Dynamics, Inc.) entered into an Agreement of Lease dated October 5, 1998, as amended by the First Amendment to Agreement of Lease dated July 28, 2000, (collectively, the “Lease”), setting forth the terms of occupancy by Tenant of premises located on the eighth (8th) and fourteenth (14th) floors of Metropolitan Executive Towers, One Meadowlands Plaza, East Rutherford, New Jersey 07073; and

WHEREAS, the First Amendment to Agreement of Lease, as to the “Additional Space” (as such term is defined therein) is for a term commencing on the “Additional Space Commencement Date” (as such term is defined therein) through and including the end of the term of the Lease; and

WHEREAS, it has been determined in accordance with the provisions of Section 3a of the First Amendment to Agreement of Lease that August 8, 2000 is the Additional Space Commencement Date.

NOW THEREFORE, in consideration of the premises and the covenants hereinafter set forth, it is agreed:

1. The Additional Space Commencement Date is August 8, 2000.

2. This Agreement is executed by the parties for the purpose of providing a record of Additional Space Commencement Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LANDLORD:
METROPOLITAN LIFE INSURANCE COMPANY

By:
WITNESS/ATTEST:

TENANT:
CELARIX, INC.

By:
WITNESS/ATTEST

1

First Amendment To Agreement Of Lease

First Amendment To Agreement of Lease (“Agreement”) made as of this 28th day of July, 2000 between Metropolitan Life Insurance Company, a New York corporation having its principal place of business at One Madison Avenue, New York, New York 10010 (“Landlord”) and Celarix, Inc., a Delaware corporation having an office at One Meadowlands Plaza, East Rutherford, New Jersey 07073 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant (by its predecessor-in-interest, Management Dynamics, Inc.) heretofore entered into a certain written Office Lease dated October 5, 1998 (the “Lease”) wherein and whereby Landlord leased to Tenant, and Tenant hired from Landlord those certain premises (the “Premises”) as shown on the plans annexed to the Lease as Exhibit A on the 8th floor (sometimes, hereinafter, exclusive of the “Additional Space”, hereinafter defined, the “8th Floor Portion”) in the building known as Metropolitan Executive Towers, One Meadowlands Plaza, East Rutherford, New Jersey 07073 (the “Building”); and

WHEREAS, Landlord and Tenant wish to modify the Lease, subject to the terms and conditions hereinafter set forth, to, inter alia, (i) increase the size of the Premises by adding a portion of the 14th floor of the Building (sometimes, hereinafter, the “Additional Space”), as shown hatched on Exhibit A-1 attached hereto and made a part hereof, to the Premises and (ii) extend the term of the Lease; and

WHEREAS, the Lease is in full force and effect; and

WHEREAS, Landlord and Tenant desire to modify the Lease only in the respects hereinafter stated NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

1. All capitalized terms used herein without definition are used herein with the meanings assigned to such terms in the Lease, unless the context otherwise requires.

2. The term of the Lease is extended to October 31, 2007 (the “Extended Term”).

3. With respect to the Additional Space:

(a) Effective the later of: (i) date Landlord obtains possession of the Additional Space free of any and all tenancies and occupancies; or (ii) August 1, 2000 (the “Additional Space Commencement Date”) and through and including the end of the term of the Lease, as modified by this Agreement (to wit: October 31, 2007), the Additional Space (which Landlord and Tenant agree contains 3,957 rentable square feet) shall be added to the Premises, bringing the aggregate total of the Premises to 7,799 rentable square feet. In order to accomplish the addition of the Additional Space to the Premises, Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the Additional Space for the period to commence on the Additional Space Commencement Date and to end October 31, 2007 or on such earlier date upon which the term may expire pursuant to any of the terms, covenants, conditions, provisions and agreements of the Lease, as modified by this Agreement, it being the intention and agreement of Landlord and Tenant that, by reason of such addition of the Additional Space to the Premises, the Premises shall be those covered by the Lease, as modified by this Agreement, from and after the Additional Space Commencement Date. The Additional Space shall be subject to all of the terms, covenants and conditions of the Lease, as modified by this Agreement.

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(a)(a) Notwithstanding anything to the contrary contained herein, in the event the Additional Space Commencement Date has not occurred by 12 Noon (EST), October 2, 2000 for any reason, other than Tenant’s act, Tenant shall have the right to cancel this Agreement by delivery of written notice thereof to Landlord on or before 12 Noon (EST), October 13, 2000, all time frames in this Clause (a)(a) being of the essence. In the event of the cancellation of this Agreement, in accordance with the terms of this Clause (a)(a), the Lease, nonetheless, shall remain in full force and effect.

(b) Effective the 91st day subsequent to the Additional Space Commencement Date (the “Additional Space Rent Commencement Date”) and for the remainder of the term of the Lease, as modified by this Agreement, Tenant shall pay, in addition to the Annual Base Rent specified in the Lease for the portions of the Premises exclusive of the Additional Space, the following Annual Base Rent: (i) from and including the Additional Space Rent Commencement Date through and including October 31, 2005, One Hundred Twenty Two Thousand Six Hundred Sixty Seven Dollars ($122,667.00) per annum payable in equal monthly installments of Ten Thousand Two Hundred Twenty Two Dollars Twenty Five Cents ($10,222.25) per month; and thereafter (ii) from and including the November 1, 2005 through and including the end of the term of the Lease, as modified by this Agreement, One Hundred Thirty Four Thousand Five Hundred Thirty Eight Dollars ($134,538.00) per annum in equal monthly installments of Eleven Thousand Two Hundred Eleven Dollars Fifty Cents ($11,211.50) per month.

(c) Electric power shall be supplied by Landlord to the Additional Space in accordance with Article Six of the Lease with the annual rate charged to Tenant equal to One Dollar Thirty Five Cents ($1.35) per rentable square foot for normal business hours further provided that Landlord, at its sole option and expense, shall have the right, from time to time, to survey the Premises in order to determine the amount and level of electric power consumed therein and in the event Tenant’s consumption of electric power exceeds, in Landlord’s reasonable judgment, normal business office usage, Landlord shall have the right to increase the rate for normal business hours accordingly.

In addition, Tenant shall also pay for the cost of electric used for excess and after normal business hours heating, ventilating and air-conditioning at the rate of One Hundred Twenty Five Dollars ($125.00) per hour for the Additional Space notwithstanding anything to the contrary contained in the Lease.

(d) Annual Base Rent, additional rent and the Electric Charge (to the extent applicable) for the Additional Space shall be paid by Tenant to Landlord at the times and in the manner specified in the Lease. In the event the Additional Space Rent Commencement Date occurs on other than the first day of a month, payments for that month shall be prorated on the basis of three hundred sixty (360) day year with twelve (12) months of thirty (30) days each.

(e) Tenant hereby covenants and agrees that the Additional Space shall be used solely for the purposes set forth in the Lease, and for no other purpose.

(f) Tenant shall pay additional rent for “Operating Expenses” and “Taxes” (pursuant to Article Four of the Lease) further provided that (i) Tenant’s Share for Operating Expenses and Taxes for the Additional Space is .99% (and, accordingly, Tenant’s share for the Premises from and after the Additional Space Commencement Date shall be 1.95%) and (ii) Tenant’s “Adjustment Year” for the Additional Space shall be the calendar year commencing January 1, 2001 (Tenant’s Adjustment Year for the balance of the Premises, exclusive of the Additional Space remaining unchanged).

(g) Within fifteen (15) business days from the date hereof, Tenant shall submit to Landlord a detailed design plan in order that Landlord may promptly cause to be prepared plans and specifications to prepare the Additional Space for Tenant’s use in accordance with such plans and specifications (“Landlord’s Work”). Landlord shall submit the plans and specifications to Tenant for approval, which approval shall not be unreasonably withheld further provided that Tenant acknowledges that in the event objections have not been submitted to Landlord in writing by Tenant within ten (10) business days from the date of delivery of the plans and specifications to Tenant,

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such plans and specifications shall be deemed approved. Landlord’s Work shall be done at Landlord’s cost and expense (“Landlord’s Contribution”) not to exceed Fifty Nine Thousand Three Hundred Fifty Five Dollars ($59,355.00) further provided that Tenant covenants and agrees to pay Landlord any and all costs and expenses above Landlord’s Contribution (“Tenant’s Contribution”) provided, however, Tenant shall not be obligated to pay any portion of Tenant’s Contribution until Landlord has incurred and disbursed all of Landlord’s Contribution. Notwithstanding the foregoing or anything else to the contrary contained herein, Tenant understands, acknowledges and agrees that for internal budgetary and other considerations, Landlord will not obligated to disburse any portion of Landlord’s Contribution after December 31, 2000 unless Tenant, by written notice delivered to Landlord on or before September 30, 2000, time being of the essence, requests the right to defer the disbursement of up to but not more than one-half of Landlord’s Contribution to but not beyond December 31, 2001. Tenant’s Contribution shall be paid to Landlord within fifteen (15) business days of Landlord’s written demand therefor, which demand shall include reasonable and appropriate back-up further provided that Tenant acknowledges that Landlord’s written demand for Tenant’s Contribution shall be made from time to time prior to such costs and expenses comprising Tenant’s Contribution being incurred. Landlord’s Contribution shall include the cost of all architectural services (including review of Tenant’s design plan) and permit and design fees. Further with respect to the Landlord’s Work and any hard costs (as part of Tenant’s Contribution) paid for by Tenant over and above the Landlord’s Contribution, Tenant acknowledges that an amount not to exceed two and one/half (2.5%) percent of the Landlord’s Contribution for hard costs and hard costs of Tenant’s Contribution (if any) shall be due and payable by Tenant as a construction management fee to Landlord’s construction manager. With respect to the Landlord’s Contribution, such amount shall be applied from any draw request and with respect to Tenant’s Contribution (if any), Tenant agrees to promptly [within thirty (30) days of substantial completion of the Landlord’s Work] pay such fee to Landlord’s construction manager. Landlord agrees to competitively “bid out” Landlord’s Work with not less than three (3) construction management firms further provided that the final decision as to the construction management firm selected and the contract cost shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld or delayed.

4. With respect to the 8th Floor Portion:

(a) Effective January 1, 2004, and through and including the end of the term of the Lease, as modified by this Agreement, the Annual Base Rent specified in the Lease shall be amended to be One Hundred Twenty Four Thousand Eight Hundred Sixty Five Dollars ($124,865.00) per annum payable in equal monthly installments of Ten Thousand Four Hundred Five Dollars Forty Two Cents ($10,405.42) per month.

(b) Electric power shall continue to be supplied by Landlord in accordance with and at the rate set forth in Article Six of the Lease. In addition, Tenant shall also pay for the cost of electric used for excess and after normal business hours heating, ventilating and air-conditioning at the rate of One Hundred Twenty Five Dollars ($125.00) per hour for the Additional Space notwithstanding anything to the contrary contained in the Lease.

(c) Tenant shall pay additional rent for “Operating Expenses” and “Taxes” pursuant to Article Four, without any change in Adjustment Year.

(d) Within fifteen (15) business days from the date hereof, Tenant shall submit to Landlord a detailed design plan in order that Landlord may promptly cause to be prepared plans and specifications to upgrade the 8th Floor Portion for Tenant’s use in accordance with such plans and specifications (“Landlord’s Upgrade Work”). Landlord shall submit the plans and specifications to Tenant for approval, which approval shall not be unreasonably withheld further provided that Tenant acknowledges that in the event objections have not been submitted to Landlord in writing by Tenant within ten (10) business days from the date of delivery of the plans and specifications to Tenant, such plans and specifications shall be deemed approved. Landlord’s Upgrade Work shall be done at Landlord’s cost (“Landlord’s Upgrade Contribution”) not to exceed Thirty Four Thousand Five Hundred Seventy Eight Dollars ($34,578.00) further provided that Tenant covenants and agrees to pay Landlord any and all costs and expenses

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above Landlord’s Upgrade Contribution (“Tenant’s Upgrade Contribution”) provided, however, Tenant shall not be obligated to pay any portion of Tenant’s Upgrade Contribution until Landlord has incurred and disbursed all of Landlord’s Upgrade Contribution. Tenant’s Upgrade Contribution shall be paid to Landlord within fifteen (15) business days of Landlord’s written demand therefore, which demand shall include reasonable and appropriate back-up further provided that Tenant acknowledges that Landlord’s written demand for Tenant’s Upgrade Contribution shall be made from time to time prior to such costs and expenses comprising Tenant’s Contribution being incurred. Notwithstanding the foregoing or anything else to the contrary contained herein, Tenant understands, acknowledges and agrees that for internal budgetary and other considerations, Landlord will not obligated to disburse any portion of Landlord’s Upgrade Contribution after December 31, 2000 unless Tenant, by written notice delivered to Landlord on or before September 30, 2000, time being of the essence, requests the right to defer the disbursement of up to but not more than one-half of Landlord’s Contribution to but not beyond December 31, 2001. Landlord’s Upgrade Contribution shall include the cost of all architectural services (including review of Tenant’s design plan) and permit and design fees. Further with respect to the Landlord’s Upgrade Work and any hard costs (as part of Tenant’s Upgrade Contribution) paid for by Tenant over and above the Landlord’s Upgrade Contribution, Tenant acknowledges that an amount not to exceed two and one/half (2.5%) percent of the Landlord’s Upgrade Contribution for hard costs and hard costs of Tenant’s Upgrade Contribution (if any) shall be due and payable by Tenant as a construction management fee to Landlord’s construction manager. With respect to the Landlord’s Upgrade Contribution, such amount shall be applied from any draw request and with respect to Tenant’s Upgrade Contribution (if any), Tenant agrees to promptly [within thirty (30) days of substantial completion of the Landlord Upgrade Work] pay such fee to Landlord’s construction manager. Landlord agrees to competitively “bid out” Landlord’s Upgrade Work with not less than three (3) construction management firms further provided that the final decision as to the construction management firm selected and the contract cost shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld or delayed.

5. Notwithstanding anything to the contrary contained herein, subject otherwise to the terms and conditions of Paragraphs 3 (g) and 4 (d) of this Agreement, Tenant, at its sole option, upon not less than ten (10) business days prior written notice to Landlord, may elect to apply all or any portion of Landlord’s Contribution for Landlord’s Upgrade Work, and visa versa, provided however, in no event shall the aggregate sum exceed Ninety Three Thousand Nine Hundred Thirty Three ($93,933.00).

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(a) Landlord agrees that Landlord’s Work and Landlord’s Upgrade Work shall be performed in a diligent and good and workerlike manner, in accordance with applicable governmental rules and regulations using commercially reasonable efforts to schedule construction in a manner that will expedite substantial completion of Landlord’s Work and Landlord’s Upgrade Work, as required herein. Upon substantial completion of Landlord’s Work and Landlord’s Upgrade Work, as the case may be, Landlord shall secure and deliver to Tenant, but at Tenant’s sole cost and expense, a certificate of occupancy for the Additional Space and 8th Floor Portion.

(b) Landlord agrees that Tenant, at its sole cost and expense, shall have the right to connect the Additional Space to the 8th Floor Portion by cables and wires through the Building shafts and risers, expressly provided such work is performed, under Landlord’s supervision, by contractors approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, in accordance with plans and specifications approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

(c) With respect to the Additional Space and the 8th Floor Portion, and the performance by Landlord of Landlord’s Work and Landlord’s Upgrade Work respectively, Tenant shall be conclusively deemed to have agreed that Landlord performed all of its obligations hereunder with respect thereto and that the Additional Space and 8th Floor Portion were in satisfactory condition as of the date of substantial completion of such Landlord’s Work or Landlord’s Upgrade Work, as the case may be, and Landlord’s delivery of a certificate of occupancy for the

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Additional Space and 8th Floor Portion, as the case may be, to Tenant, unless within (i) thirty (30) days after such date Tenant shall give written notice (the “Punchlist Notice”) to Landlord specifying the respects in which either portion of the Premises was not in satisfactory condition, or (ii) within one (1) year from such date, time being of the essence, Tenant shall give notice to Landlord (the “Defects Notice”) specifying the defects in either portion of the Premises, in which event the Premises shall be conclusively deemed to be in satisfactory condition except for the items set forth in the Punchlist Notice or Defects Notice, as the case may be, which items Landlord shall act diligently to complete or correct, as the case may be. The giving of the Punchlist Notice shall have no affect whatsoever upon Tenant’s obligation to pay Annual Base Rent or additional rent in accordance with the Lease, as modified by this Agreement.

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(a) By written notice delivered to Landlord on or before the date which is twelve (12) months prior to the last day of the Extended Term (the “Exercise Date”), time being of the essence, expressly provided that Tenant is not in default in any respect under the terms of the Lease beyond any applicable notice and grace period on (i) the Exercise Date and (ii) the last day of the Extended Term (the “Expiration Date”), Tenant shall have the option to extend the term of the Lease for the entire (and not less) Premises for five (5) years commencing on the first day following the Expiration Date and ending on the date which is five (5) years thereafter (hereinafter called the “Renewal Term”) upon the same terms and conditions hereof except that the Annual Base Rent to be paid by Tenant for the Renewal Term shall be the annual fair market rental value for the Premises, as determined as hereinafter set forth, and to be effective on the first day of the Renewal Term. In this regard, no earlier than one hundred eighty (180) days and no later than one hundred twenty (120) days prior to the Expiration Date, which sixty (60) day period is hereinafter referred to as the “Exchange Period”, Landlord shall submit to Tenant a statement of Landlord’s determination of the annual fair market rental value for the Premises for the Renewal Term, which statement shall show the basis upon which such determination was made. Landlord’s determination of the annual fair market rental value shall give due consideration to the rents charged by Landlord for all leases of comparably sized space (excluding exercise of renewal rights where the tenant had a right of renewal under the terms of its lease) entered into by Landlord for the twelve (12) month period preceding the first day of the Exchange Period, except that if there were no such leases or such leases were so peculiar to a particular situation that no true comparables would be derived, Landlord may expand the basis of its determination to include the rents being charged by other owners of first class office of a quality, size and character similar to the Building and located in northern New Jersey. Within ten (10) business days after receipt of Landlord’s determination, Tenant may either (i) rescind the exercise of its option, (ii) accept Landlord’s determination of the annual fair market rental value or (iii) provide Landlord with its own determination of the annual fair market rental value, including the basis upon which such determination was made. If Tenant elects option (iii), then Landlord and Tenant shall, for a period of thirty (30) days after Landlord’s receipt of Tenant’s determination, negotiate in good faith to determine the annual fair market rental value and if Landlord and Tenant are unsuccessful in reaching agreement within such thirty (30) days, either Landlord or Tenant may cause the issue to be arbitrated as hereinafter in this Paragraph 6 set forth. Except for the Annual Base Rent, the Renewal Term shall be upon all of the terms, covenants and conditions contained in this Lease provided, however, that the Adjustment Years for Operating Expenses and Real Estate Taxes, as set forth in Article Six of the Lease, shall be adjusted to reflect the Annual Base Rent, as determined in this Paragraph 6.

(b) In the event either Landlord or Tenant elect to arbitrate the issue of annual fair market rental value, such issue shall be determined by arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial person as an arbitrator who shall have at least ten (10) years’ experience in the commercial real estate industry in northern New Jersey (a “Qualified Arbitrator”). Such appointment shall be indicated in writing by each party to the other. The arbitrators so appointed shall appoint a third Qualified Arbitrator within ten (10) business days after the appointment of the second arbitrator. In case either party shall fail to appoint a Qualified Arbitrator within a period of ten (10) business days after written notice from the other party to make such appointment, the American Arbitration Association, or its successor (the “AAA”) shall appoint such Qualified Arbitrator(s). The two

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(2) arbitrators so appointed shall appoint the third (3rd) arbitrator within ten (10) business days after the appointment of the second (2nd) arbitrator, otherwise the AAA shall similarly make such appointment. The arbitrators shall proceed with all reasonable dispatch to determine the annual fair market rental value and under all circumstances shall be bound by the terms of the Lease, as modified by this Agreement, and shall not add to, subtract from, or otherwise modify such provisions. The arbitrators sole discretion in determining the question submitted shall be limited to selecting one of the annual fair market rental values submitted by Landlord or Tenant. The decision of the arbitrators shall, in any event, be rendered within thirty (30) days after their appointment and such decision shall be in writing and in duplicate with one counterpart delivered to each Landlord and Tenant. The arbitration shall be conducted in accordance with the rules of the AAA and applicable New Jersey law, and a decision of a majority of the arbitrators shall be binding, final and conclusive upon Landlord and Tenant. The fees of the arbitrators and the expenses incident to the proceedings shall be shared equally between Landlord and Tenant.

(c) In the event the determination of the Annual Base Rent for the Renewal Term is not finalized until after the first day of the Renewal Term, Tenant shall continue paying the Annual Base Rent payable for the last year of the term of the Lease, as modified by this Agreement, and additional rent as provided in item (ii) of the last sentence of Section (a) hereof. At such time as the Annual Base Rent is determined, the Annual Base Rent shall be retroactively adjusted to the first day of the Renewal Term, and Tenant shall [within ten (10) business days of Landlord’s written demand] pay to Landlord the increased Annual Base Rent for the period between the first day of the Renewal Term and the last day of the month in which Landlord’s demand for such payment was made, and commencing on the first day of the month following the month in which such demand for the lump sum payment was made by Landlord, Tenant shall start making monthly installments of Annual Base Rent in the amount as finally determined.

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(a) Landlord and Tenant confirm that the Security Deposit held by Landlord in accordance with Article Five of the Lease is Seventeen Thousand Two Hundred Eighty Nine Dollars ($17,289.00) further provided that the amount of such Security Deposit now required by Landlord is hereby increased to be Eighty Three Thousand Two Hundred Seventy One Dollars Ninety Nine Cents ($83,271.99) and, accordingly, concurrently with its execution of this Agreement, Tenant shall remit to Landlord the sum of Sixty Five Thousand Nine Hundred Eighty Two Dollars Ninety Nine Cents ($65,982.99) to be added to the Security Deposit now so held by Landlord.

(b) Notwithstanding anything to the contrary contained herein, expressly provided that Tenant is not in default under the terms of the Lease, as modified by this Agreement, subject to applicable notice and cure periods, on the third (3rd) anniversary of the Additional Space Commencement Date, Landlord agrees to reduce the Security Deposit by Twenty Six Thousand Six Hundred Seventy One Dollars Seventy Four Cents ($26,671.74) so that the balance of the Security Deposit then remaining for the balance of the term of the Lease, as modified by this Agreement, is Fifty Six Thousand Six Hundred Dollars Twenty Five Cents ($56,600.25). In the event the Security Deposit held by Landlord is in cash, and a refund is due in accordance with this Paragraph 8, such refund shall be made to Tenant within thirty (30) days following such third (3rd) anniversary of the Additional Space Commencement Date and in the event the Security Deposit is in the form of a letter of credit, and a refund is due in accordance with this Paragraph 8, upon delivery to Landlord of a substitute letter of credit, in form and content reasonably satisfactory to Landlord, Landlord will surrender the letter of credit so held to Tenant.

9. Notwithstanding anything to the contrary contained in the Lease, as part of Annual Base Rent, and without additional charges of any kind therefor, during the term of the Lease, as modified by this Agreement, Tenant, its employees, agents, invitees and licensees shall be entitled to use, on a non-exclusive unreserved basis in common with others, twenty eight (28) parking spaces in the parking area adjoining the Building, subject to the reasonable rules and regulations imposed by Landlord.

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10. Effective the date hereof, the definition of “Standard Operating Hours”, as set forth in Article 1.03 (Definitions) of the Lease, for Monday to Friday is amended to be the hours of 7:00 A.M to 7:00 P.M., with all other hours and conditions remaining unchanged.

11. Landlord and Tenant represent and warrant to each other that each has not dealt with any real estate agents or brokers in connection with this Agreement other than Cushman & Wakefield of New Jersey, Inc. (the “Broker”) whose fees, if any, Landlord agrees to pay pursuant to separate written agreements and that this Agreement was not brought about or procured through the use or instrumentality of any other agent or broker. Landlord and Tenant covenant and agree to indemnify and hold the other harmless from any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers, other than the Broker with respect to Tenant’s indemnity, based on any dealings between Landlord or Tenant, as the case may be, and any agent or agents and/or broker or brokers, together with all reasonable actual out-of-pocket costs and expenses incurred by Landlord in resisting such claims (including, without limitation, reasonable attorneys’ fees).

12. Except as modified by this Agreement, the Lease and all the terms, covenants, conditions, provisions, and agreements thereof are hereby in all respects ratified, confirmed and approved.

13. The Lease, as modified by this Agreement, contains the entire understanding between the parties. No other representations, warranties, covenants or agreements have been made, except as otherwise expressly provided in this Agreement and the Lease.

14. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

15. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and, except as otherwise provided in the Lease, as modified by this Agreement, their respective assigns.

16. The submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute a copy of this Agreement and deliver the same to Tenant.

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

Landlord:
Metropolitan Life Insurance Company

By:	/s/ W. Mark Keeney
W. Mark Keeney, Assistant Vice President

Tenant:
Celarix, Inc.

By:	/s/ John W. Preuninger
John W. Preuninger, Vice President

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SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is dated as of June 13, 2006, between CLPF - ONE MEADOWLANDS, L.P., a Delaware limited partnership (“Landlord”), and MANAGEMENT DYNAMICS, INC., a New Jersey corporation (“Tenant”).

RECITALS

A. The prior owner of the Building, Metropolitan Life Insurance Company, a New York corporation (“Original Landlord”) and Tenant’s predecessor in interest, Celerix, Inc., a Delaware corporation (“Original Tenant”), entered into that certain Office Lease dated for reference as of October 5, 1998 (the “Original Lease”), which was amended by Original Landlord and Original Tenant pursuant to that certain First Amendment to Agreement of Lease dated as of July 28, 2000 (the “First Amendment,” and together with the Original Lease, the “Lease”) with respect to certain Premises in the building (the “Building”) located at One Meadowlands Plaza, East Rutherford, New Jersey 07073. Initially capitalized terms not specifically defined here shall have the meanings set forth in the Lease.

B. Landlord currently leases to Tenant approximately 7,799 rentable square feet of space in the Building, pursuant to the Lease, comprising approximately 3,957 rentable square feet on the fourteenth (14th) floor and 3,842 rentable square feet on the eighth (8th) floor (the collectively, “Surrender Premises”).

C. Landlord has succeeded Original Landlord as landlord under the Lease as amended hereby. Tenant has succeeded Original Tenant as tenant under the Lease pursuant to that certain Assignment and Assumption of Lease dated as of October 4, 2002.

D. Pursuant to Section 2 of the First Amendment, the Lease will terminate on October 31, 2007.

E. Landlord and Tenant desire to amend the Lease in order to extend the Term of the Lease, to relocate Tenant to other premises within the Building, and as otherwise set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree, and amend the Lease, as follows:

1. Recitals. The foregoing Recitals are incorporated herein by reference.

2. Extension of Term. The Term of the Lease is hereby extended until and shall terminate on January 31, 2017 (the “Amended Termination Date”). The period between the Relocation Termination Date and the Amended Termination Date may be called the “Extended Term”.

3. Relocation Premises. As of the Relocation Commencement Date (as defined in Section 4 below), the definition of “Premises” as set forth in the Lease shall be modified by this Second Amendment. As of the Relocation Commencement Date, the Premises shall mean a portion of the fifteenth (15th) floor of the Building, which comprises approximately 11,392 rentable square feet (the “Relocated Premises”), and which is shown with more particularity on Exhibit A attached hereto, and Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Relocated Premises. Landlord and Tenant agree that for all purposes of this Second Amendment and the Lease the rentable area of the Relocated Premises as set forth in this Section 3 is controlling, and is not subject to revision after the date of this Second Amendment. The tenant shall have no right to re-measure the Premises or

June 13, 2006

the Building. After the Relocation Commencement Date, Tenant may continue to occupy the Surrender Premises, without any obligation to pay Rent, until the date that is 10 business days after the Relocation Commencement Date. As of the date that is 10 business days after the Relocation Commencement Date, Tenant shall voluntarily surrender to Landlord the Surrender Premises. From and after the date that is 10 business days after the Relocation Commencement Date, Tenant shall have no further rights or obligations with respect to the Surrender Premises, except such obligations under the Lease which are intended to survive a termination of the leasing of any portion of the Premises.

4. Delivery of Relocated Premises. Landlord shall deliver the Relocated Premises to Tenant, and Tenant shall accept the Premises from Landlord, upon execution and delivery of this Second Amendment. Tenant will perform Tenant’s Work in the Relocated Premises as set forth in the Tenant Improvement Agreement attached hereto as Exhibit B. The “Relocation Commencement Date” shall be the earlier of (a) February 1, 2007, and (b) the earlier of (i) the date of Substantial Completion (as defined in Exhibit B to this Second Amendment) of Tenant’s Work pursuant to the Tenant Improvement Agreement, and (ii) the date Substantial Completion would have been achieved but for Tenant Delays (defined in Exhibit B to this Second Amendment), after any such Tenant Delays are offset by any Landlord Delays (defined in Exhibit B to this Second Amendment) and any Force Majeure delays occurring concurrently with a Tenant Delay. Landlord makes no representations or warranties about the suitability of the Relocated Premises for Tenant’s purposes.

5. Tenant’s Share. As of the Relocation Commencement Date, the Relocated Premises under the Lease shall consist of approximately 11,392 rentable square feet. Section 1.01(15) of the Lease is amended as of the Relocation Commencement Date to provide that Tenant’s Share of excess Operating Expenses and Taxes for any Adjustment Year shall be 2.71%, based on 420,850 rentable square feet in the Building.

6. Base Rent. From and after the Relocation Commencement Date until the Amended Termination Date, Tenant shall pay Monthly Base Rent on the Relocated Premises, in the manner set forth in the Lease at a rental rate of $35.00 per rentable square foot per year, prorated for any partial month.

7. Tenant Electric. From and after the date of delivery of the Relocated Premises to Tenant, Tenant shall pay monthly for electricity (“Electric Inclusion”) in the manner set forth in Section 6.02 of the Lease. Section 6.02(c) of the Lease is hereby amended to provide that the amount of Electric Inclusion initially from the Relocation Commencement Date shall be $1.50 per year for each rentable square foot of the Relocated Premises.

8. Extension Option. Tenant may at its option extend the Term of this Lease beyond the Amended Termination Date (the “Extension Option”) for the entire Relocated Premises for one (1) period of five (5) years (the “Renewal Term”) upon the same terms contained in this Lease, except for the amount of Monthly Base Rent payable during the Renewal Term, and except for the provisions for Tenant’s Work set forth in the Tenant Improvement Agreement. Tenant shall have no additional extension options. Monthly Base Rent during the Renewal Term shall be the greater of (i) the Market Rate, determined as set forth below, or (ii) the Monthly Base Rent payable during the last Lease Year of the initial Term of the Lease.

(a) To exercise the Extension Option, Tenant must deliver a notice to Landlord not less than twelve (12) months nor more than eighteen (18) months prior to the proposed commencement of the Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived the Extension Option.

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(b) “Market Rate” shall mean the expected base rent at the time for comparable space in first class office property substantially similar to the Building in the greater central Bergen County, New Jersey area, determined as follows:

(i) If Tenant provides Landlord with its notice of exercise of the Extension Option, then within thirty (30) days after receipt of Tenant’s notice, Landlord shall calculate and inform Tenant of Landlord’s determination of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within thirty (30) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii)-(iv) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said thirty (30) day period, then within seven (7) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

(iii) Within seven (7) days after the exchange of estimates, the parties shall jointly appoint one arbitrator who shall, by profession, be an independent real estate broker who shall have been active over the ten (10) year period immediately prior to the date of such appointment in the leasing of office space in the area in which the Project is located (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator and the third Qualified Arbitrator shall be the sole arbitrator. If one party shall fail to select a Qualified Arbitrator within the second seven (7) day period, then the Qualified Arbitrator chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’ s submitted Market Rate is the closest to the actual Market rate for the Relocated Premises as determined by the arbitrator, taking into account the requirements of Section 2 above. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

(c) Tenant’s option to extend this Lease pursuant to the Extension Option is subject to the conditions that: (i) on the date that Tenant delivers its notice exercising its option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned this Lease or sublet any portion of the Relocated Premises.

9. Termination Option. Tenant may at its option terminate this Lease (the “Termination Option”) effective as of the last day of the fifth year of the Extended Term (such date, the “Early Termination Date”) by delivering notice of its intent to terminate (the “Termination Notice”) no later than

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the last day of the 51st month after the Relocation Commencement Date to Landlord. If Tenant does not timely send the Termination Notice, Tenant shall be deemed to have waived the Termination Option for the applicable year. Tenant may not exercise the Termination Option for so long as Tenant is in default under the Lease with the giving of notice and opportunity to cure expired; and, in such event, if Tenant does elect to terminate the Lease, such election shall not be effective and the Lease shall remain in effect. If Tenant properly exercises the Termination Option, this Lease shall terminate as of the Early Termination Date. No later than 30 days prior to the Early Termination Date, Tenant shall pay the Termination Fee. The “Termination Fee” shall be an amount equal to the sum of (a) the unamortized portion of the costs (to be amortized over a period of ten (10) years at an annual non-compounded interest rate of 8%) of Landlord’s Contribution, plus (b) the unamortized portion of any brokerage commission (to be amortized over a period of ten (10) years at an annual non-compounded interest rate of 8%) paid by Landlord in connection with this Second Amendment, plus (c) an amount equal to three (3) months of Monthly Base Rent.

10. Base Year. Effective as of Relocation Commencement Date, Article Four of the Lease is amended to provide that in any Adjustment Year after the Base Year, Tenant shall be responsible for paying the excess of Operating Expenses and Taxes over those costs in the Base Year. The “Base Year” shall mean calendar year 2007. “Adjustment Year” shall mean any year of the Extended Term after the Base Year, and not including the Base Year. If the Building is not at least 95% occupied during any portion of any Lease Year, Landlord may adjust (the “Equitable Adjustment”) Operating Expenses to equal what would have been incurred by Landlord had the Building been 95% occupied. The Equitable Adjustment shall apply only to Operating Expenses which are variable and therefore increase as occupancy of the Building increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Expenses.

11. After Hours Services. Section 6.03 of the Lease and Section 3(c) of the First Amendment is hereby amended to provide that for after hours heating and air conditioning, Tenant shall pay Landlord’s charge of $125 per hour with a minimum of four hours.

12. Relocation. Article 21 of the Lease, which provides that Landlord may require Tenant to relocate within the Building, is hereby deleted in its entirety.

13. Parking. Tenant and its employees shall be entitled to an aggregate of 3.3 parking spaces for each 1,000 rentable square feet of the Premises within the Project’s parking area (excluding, however, those areas thereof designated by Landlord from time to time for the exclusive use of certain occupants of the Project or for no parking) at no additional cost for the Extended Term and the Renewal Term, if applicable. Of Tenant’s allocation of parking spaces, 1 parking space for each 1,000 rentable square feet shall be a reserved parking space for exclusive use by Tenant and its employees, agents, invitees and designees. Landlord reserves the right to designate reserved parking stalls for other occupants of the Project over any part of the Project’s parking area. Landlord shall not be liable to Tenant for Landlord’s failure to enforce Tenant’s parking rights against other tenants of the Project. Tenant shall use the parking area at its own risk, and Landlord shall have no liability to Tenant or Tenant’s employees or invitees for any damage to vehicles occurring in or about the parking area of the Project caused by persons other than Landlord.

14. Operating Hours. The definition of “Standard Operating Hours” as set forth in Section 1.03 of the Lease is hereby amended and shall be 8 a.m. to 6 p.m. Monday through Friday, and 8 a.m. to 1 p.m. Saturday, exclusive of holidays.

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15. Books and Records. Section 4.03 of the Lease is deleted in its entirety and replaced with the following:

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant may review and copy Landlord’s books and accounting records for each Landlord’s Statement and related Rent Adjustment during regular business hours in Landlord’s office on or before ninety (90) days after Landlord delivers a Landlord’s Statement to Tenant; provided, however, that all reasonable expenses incurred by Landlord in connection with such review shall be paid by Tenant and such review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any Rent Adjustment then due. Within ninety (90) days after Tenant’s receipt of each Landlord’s Statement, Tenant shall be entitled to retain a national, independent, certified public accountant with no substantial pre-existing relationship with either Landlord or Tenant (who shall not be retained on a contingency fee basis) to audit and/or review Landlord’s records to determine the proper amount of Tenant’s Share of Operating Expenses and Taxes for the period covered by the applicable Landlord’s Statement. If such audit or review reveals that Landlord has overcharged Tenant, then within five (5) business days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within five (5) business days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. The failure of Tenant to object to any Landlord’s Statement within such ninety (90) day period shall be conclusively deemed Tenant’s approval of such Landlord’s Statement. If any such audit of a Landlord’s Statement by or for Tenant reveals an error equal to or greater than five percent (5%) (a “Major Error”) in Landlord’s favor, then Landlord shall pay for the costs of such audit, or portion thereof. Tenant shall pay for the costs of any audit, or portion thereof, attributable to a Landlord’s Statement in which no Major Error in Landlord’s

16. Holding Over. Article 13 of the Lease is hereby amended by deleting the last sentence of Article 13.

17. Basic Lease Provisions. Some of the Basic Lease Provisions set forth in Article 1 of the Lease have been amended by agreement of the parties, and are as set forth on Exhibit C to this Second Amendment.

18. Governing Law. This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey.

19. Brokers. Landlord and Tenant each represents to the other that it has not dealt with any real estate broker with respect to this Second Amendment other than Cushman & Wakefield of New Jersey, Inc. (the “Broker”), and no broker other than the Broker is in any way entitled to any broker’s fee or other payment in connection with this Second Amendment. Landlord and Tenant (each, the “Indemnifying Party”) shall indemnify and defend the other against any claims by any other broker or third party claiming through the Indemnifying Party for any commission or payment of any kind in connection with this Second Amendment. Landlord shall compensate the Broker for all broker fees due and owing in connection with this Second Amendment pursuant to the terms of a separate agreement.

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20. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Second Amendment to physically form one document. Each person signing below is duly authorized to execute this Second Amendment.

21. Reaffirmation of Obligations. Landlord and Tenant each hereby acknowledges and reaffirms all of its obligations under the Lease, as such Lease has been amended by this Second Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this Second Amendment. Except as expressly provided in this Second Amendment, the Lease remains unmodified and in full force and effect. Any breach of this Second Amendment shall constitute a breach and default under the Lease.

22. Miscellaneous. Time is of the essence in this Second Amendment and the Lease and each and all of their respective provisions. The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto. If any provisions of this Second Amendment or the Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease or this Second Amendment and all such other provisions shall remain in full force and effect. If there is any inconsistency between the provisions of this Second Amendment and the other provisions of the Lease, the provisions of this Second Amendment shall control with respect to the subject matter of this Second Amendment. This Second Amendment constitutes a part of the Lease and is incorporated by this reference.

SIGNATURES APPEAR ON FOLLOWING PAGE

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be duly executed and delivered as of the date Second above written.

“LANDLORD”

CLPF - ONE MEADOWLANDS, L.P.
a Delaware limited partnership

By:	CLPF - ONE MEADOWLANDS GP, LLC, a Delaware limited liability company, its general partner

By:
Print Name: Margaret Egan
Print Title: Authorized Person

“TENANT”

MANAGEMENT DYNAMICS, INC. a Delaware corporation

By:

Print Name:

Print Title:

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EXHIBIT A

FLOOR PLAN OF RELOCATED PREMISES.

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EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

1. TENANT’S WORK. Tenant shall cause to be performed certain work (“Tenant’s Work”) in the Relocated Premises in accordance with plans, specifications and architectural drawings prepared by an architect chosen by Tenant (the “Architect”) and approved by Landlord and Tenant (the “Plans”). The Plans shall require materials, finishes or installations which are consistent with those which are “Building standard” for the Property

Tenant shall select a contractor (approved by Landlord”) (the “Contractor”) to perform the construction of Tenant’s Work. Tenant shall use commercially reasonable efforts to cause Tenant’s Work to be substantially completed, except for minor “Punch List” items, on or before February 1, 2007, subject to Landlord Delay and Force Majeure.

Landlord, or an agent of Landlord, shall, at no charge to Tenant, provide project management services in connection with the construction of Tenant’s Work and the Change Orders (hereinafter defined).

2. CHANGE ORDERS. If, prior to the Relocation Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Relocated Premises in addition to, revision of or substitution for Tenant’s Work under the Plans, or any portion thereof, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders.

3. LANDLORD’S CONTRIBUTION. Landlord shall contribute up to $45.00 per rentable square foot of the Relocated Premises (“Landlord’s Contribution”) to pay the cost of Tenant’s Work. Tenant shall pay any part of the cost of Landlord’s Work in excess of Landlord’s Contribution. If the cost of completion of Tenant’s Work is less than Landlord’s Contribution, then any remaining balance of Landlord’s Contribution may be used by Tenant to pay for the costs of Tenant’s cabling, fixtures in the Relocated Premises, but in no event for personal property of Tenant or payment of Rent.

4. CONSTRUCTION DRAWS; REIMBURSEMENTS. Not more frequently than once per month, Tenant shall submit, or shall cause to be submitted, to Landlord a detailed statement (“Construction Cost Statement”) setting forth the costs incurred by Tenant, accompanied by bona fide invoices of contractors or other evidence reasonably satisfactory to Landlord of the costs incurred, together, if applicable, with copies of lien waivers for payments previously made (including partial releases of liens from all subcontractors, materialmen, suppliers and laborers). Within 20 days thereafter, Landlord shall pay directly to Contractor 90% of the amount shown on such Construction Cost Statement, provided however, the total of such Construction Cost Statements paid by shall not exceed Landlord’s Contribution (subject to Change Orders as set forth above). No Construction Cost Statement shall include any item of cost with respect to which Landlord has theretofore made the 90% contribution provided for herein. The balance of Landlord’s Contribution shall be paid to Tenant within 20 days following (i) Substantial Completion of Tenant’s Work, and (ii) delivery to Landlord of Contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials

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expended and used. Landlord shall have no obligation to make disbursements of Landlord’s Contribution unless, with respect to the applicable Construction Cost Statement, the materials have been incorporated into the Premises and the services have been performed. Tenant shall have no right to receive any portion of Landlord’s Contribution during any period when Tenant is in default beyond any applicable grace and/or notice period in respect of Tenant’s obligation under the Lease.

5. RELOCATION COMMENCEMENT DATE DELAY. If the Relocation Commencement Date is delayed due to Tenant Delay, then the Contractor shall certify the date on which Tenant’s Work would have been completed but for such Tenant Delay after being offset by any Landlord Delays and any Force Majeure delays occurring concurrently with a Tenant Delay. When Tenant’s Work is Substantially Completed, the Contractor shall so certify in writing to Tenant and Landlord. As soon as reasonably possible, but in any event within 10 days after delivery of Contractor’s written certification of Substantial Completion, Landlord and Tenant shall jointly inspect the Relocated Premises and generate the Punch List along with a schedule for the performance of each item on the Punch List. Contractor shall complete each item on the Punch List as promptly as possible.

6. ACCESS BY TENANT PRIOR TO RELOCATION COMMENCEMENT DATE. Commencing on the date of the Second Amendment, Tenant, the Contractor and their agents may enter the Relocated Premises prior to the Relocation Commencement Date to perform Tenant’s Work and to install Tenant’s furniture, fixtures and equipment. Such right to enter the Relocated Premises shall constitute a license only, conditioned upon Tenant’s:

(a) working in harmony with Landlord and Landlord’s agents, the Contractor, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance (i) Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) security reasonably satisfactory to Landlord for the completion thereof, and (ii) the contractor’s affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require, consistent with the terms of the Lease, against liabilities which may arise out of such entry.

Landlord shall have the right to withdraw such license for any reason. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Relocated Premises prior to the Relocation Commencement Date, except to the extent arising from Landlord’s, or Landlord’s agents’, contractors’ and subcontractors’, gross negligence or willful misconduct and not subject to coverage under Tenant’s or Contractor’s insurance policies. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses to the extent arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Relocated Premises or the Building prior to the Relocation Commencement Date. Any entry and occupation permitted under this Section shall be governed by the terms of the Lease; provided, however, that Tenant shall not be obligated to pay any Rent under the Lease or the Second Amendment until the Relocation Commencement Date.

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7. DEFINITIONS. As used in this Tenant Improvement Agreement the following terms shall have the following meanings:

“Tenant Delay” means any delay that the Contractor may encounter in achieving Substantial Completion of Tenant’s Work because of any act or omission of any nature by Tenant or its agents or contractors, including any: (i) delay attributable to any Change Orders requested by Tenant; (ii) delay attributable to the postponement of any portion of Tenant’s Work at the request of Tenant; (iii) any delay by Tenant in the submission of information or the giving of authorizations or approvals within the time limits set forth in this Tenant Improvement Agreement; and (iv) delay attributable to the failure of Tenant to pay, when due, any amounts required to be paid by Tenant pursuant to this Tenant Improvement Agreement. No Tenant Delay shall be deemed to have occurred unless and until Landlord has given written notice to Tenant specifying the action or inaction by Tenant which Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within on (1) business day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Tenant received such notice and continuing for the number of days the Substantial Completion of Tenant’s Work was in fact delayed as a direct result of such action or inaction.

“Landlord Delay” means any delay in the Substantial Completion of Tenant’s Work that is caused by Landlord.

“Punch List” means certain minor details of construction, mechanical adjustment or decoration required as part of Tenant’s Work that remain to be completed, the non-completion of which would not materially interfere with Tenant’s use or occupancy of the Relocated Premises.

“Substantially Complete” or “Substantial Completion” as used in the Lease and this Tenant Improvement Agreement means the Contractor has sufficiently completed all of Tenant’s Work, except for Punch List items, such that Tenant can conduct normal business operations from the Relocated Premises.

Terms used in this Exhibit C shall have the meanings assigned to them in the Lease. The terms of this Exhibit C are subject to the terms of the Lease.

8. NO MISCELLANEOUS CHARGES. Landlord shall not charge Tenant, Contractor or their agents for parking, elevator usage, administrative or review charges or any other miscellaneous charges in connection with the performance of Tenant’s Work.

9. MISCELLANEOUS. Capitalized terms used but not defined in this Tenant Improvement Agreement shall have the meanings assigned to them in the Lease. The terms of this Tenant Improvement Agreement are subject to the terms of the Lease, as amended by this Second Amendment.

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EXHIBIT C

BASIC LEASE PROVISIONS (UPDATED)

The following Basic Lease Provisions set forth in Section 1.01 of the Lease have been amended, and are restated here for the convenient reference of the parties:

(8)	Expiration Date: January 31, 2017

(9)	Annual Base Rent: $398,720.00, payable in equal monthly installments of $33,226.66, prorated for any partial month.

(11)	Rentable Area of the Building: approximately 420,850 square feet

(12)	Rentable Area of the Premises: approximately 11,392 square feet

(14)	Floor Location: 15th floor

(15)	Tenant’s Share: 2.71%

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